Exhibit 99.1

CC MASTER CREDIT CARD TRUST II

Excess Spread Analysis—October 2003

Series		1996-C *
	Deal Size	$271.50 MM
	Expected Maturity	02/16/04

Yield		9.10%
Less:	Coupon	1.49%
	Servicing Fee	0.54%
	Net Credit Losses	3.56%
	Excess Spread:
	October-03	3.51%
	September-03	4.15%
	August-03	5.67%
	Three month Average Excess Spread	4.44%

	Delinquency:
	30 to 59 days	2.01%
	60 to 89 days	1.54%
	90 + days	3.46%
	Total	7.01%

	Payment Rate	13.50%